Exhibit 99.1
NEWS RELEASE

CONTACT:
Janine Orf
(314) 275-3680
FOR IMMEDIATE RELEASE
PATRIOT COAL IDLES JUPITER MINING COMPLEX
     ST. LOUIS, September 29 – Patriot Coal Corporation (NYSE: PCX) today announced that it intends to idle its Jupiter mining complex by the end of 2008. The Jupiter complex produced 1.5 million tons of thermal coal in 2007. The complex currently consists of one underground mine, and previously included the Thunderhill surface mine, which was closed as a result of an October 2007 court injunction that blocked the use of a lawfully issued mining permit. The constrained underground labor environment, increased MSHA inspections, and difficult geologic conditions have contributed to reduced production at the complex in 2008. Combined with the loss of the tons from the surface mine, this has resulted in an unacceptably high cost structure at the Jupiter complex.
     “As part of the combination with Magnum, we have undertaken a comprehensive review of our mining complexes and their relative cost structures. The idling of the Jupiter complex is one step in this process, as we continue to identify synergies and optimize our combined operations,” noted Patriot Chief Executive Officer Richard M. Whiting. “As this facility is idled, our skilled workers and operators at the Jupiter complex will be offered excellent employment opportunities at nearby companies affiliated with Patriot. This should help Patriot in better addressing the challenging labor shortages in underground mines in the Central Appalachian region. Additionally, we plan to redeploy equipment from Jupiter to other more productive operations to better utilize our capital.”
About Patriot Coal
Patriot Coal Corporation is the third largest producer and marketer of coal in the eastern United States, with 22 Company-operated mines and numerous contractor-operated mines in Appalachia and the Illinois Basin. The Company ships to domestic and international electric utilities, industrial users and metallurgical coal customers, and controls approximately 1.9 billion tons of proven and probable coal reserves. The Company’s common stock trades on the New York Stock Exchange under the symbol PCX.
Forward Looking Statements
Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. These statements involve certain risks and uncertainties that may be beyond our control and may cause our actual future results to differ materially from expectations. We do not undertake to update our forward-looking statements. Factors that could affect our results include, but are not limited to: changes in laws or regulations; changes in general economic conditions, including coal and power market conditions; the outcome of commercial negotiations involving sales contracts or other transactions; the Company’s dependence on coal supply agreements with Peabody Energy Corporation in the near future; geologic, equipment and operational risks associated with mining; supplier and contract miner performance and the availability and cost of key equipment and commodities; the Company’s ability to replace coal reserves; labor availability and relations; availability and costs of transportation; weather patterns affecting energy demand; ability to obtain mining permits; legislative and regulatory developments; risks associated with environmental laws and compliance; the outcome of pending or future litigation; and the availability and costs of competing energy resources. The Company undertakes no obligation (and expressly disclaims any such obligation) to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. For additional information concerning factors that could cause actual results to materially differ from those projected herein, please refer to the Company’s Form 10-K, 10-Q, S-4 and 8-K reports.
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